================================================================================






                           STOCK PURCHASE AGREEMENT


                        Dated as of September 30, 1996


                                by and between


                                CG PARTNERS, LP
                               (OR ITS NOMINEE)


                                      and


                         GENERAL BUSINESS FORMS, INC.







================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                         Page
1.      Sale of Shares and Payment of Purchase Price.....................   1

2.      Purchase Price; Consulting and Non-Competition Agreements........   1

3.      Closing..........................................................   2

4.      Representations and Warranties of the Seller.....................   2

5.      Representations and Warranties of the Purchaser..................  20

6.      Conditions of Closing............................................  21

7.      Further Covenants and Agreements of the Seller...................  25

8.      Survival of Representations, Warranties, Etc.....................  25

9.      Indemnification..................................................  25

10.     Brokers..........................................................  26

11.     Miscellaneous....................................................  27


                           STOCK PURCHASE AGREEMENT
                           ------------------------

     This Stock Purchase Agreement dated as of September 30, 1996 (the "Agreement"), by and among CG Partners, L.P., a Delaware limited partnership, or its nominee (the "Purchaser"), Color Graphics, Inc., a New Jersey corporation the "Company"), and General Business Forms, Inc., an Illinois corporation (the "Seller").

                                  WITNESSETH:
                                  ----------

     WHEREAS, the Seller owns of record and beneficially eighty-two percent (82%) of the issued and outstanding shares of the capital stock of the Company consisting of the aggregate of two hundred thirty-two and one-third (232 1/3) shares of Common Stock, no par value (the "Shares"); and

     WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Shares for the purchase price set forth herein and upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

     1.  Sale of Shares and Payment of Purchase Price
         --------------------------------------------

         On the Closing Date and subject to and upon the terms and conditions of this Agreement, the Purchaser will purchase from Seller, and Seller will sell to the Purchaser, all of the Shares (i.e., 232 1/3) owned by the Seller. Such shares will constitute eighty-two percent (82%) of the issued and outstanding capital stock of the Company and have been heretofore defined as the Shares.
On the Closing Date, the Seller will assign, transfer and deliver to the Purchaser certificates evidencing the Shares in proper form for transfer, duly endorsed in blank. The Seller will convey the Shares to the Purchaser free and clear of all claims, liens, rights, options and encumbrances of any other kind.

     2.  Purchase Price; Consulting and Non-Competition Agreements
         ---------------------------------------------------------

         (a) In consideration of the transfer, conveyance and assignment of the Shares, the Purchaser shall pay to the Seller, the consideration set forth below (the "Purchase Price") as follows:

              (i) On the Closing Date, One Million Dollars ($1,000,000) by certified or bank cashier's check or wire transfer;

                (ii) On the Closing Date, the assignment of the account receivable in the approximate principal amount of $464,000 owed to the Company by Guildwood (the "Guildwood Receivable");

                (iii) If and when collected, the first Thirty-Six Thousand Dollars ($36,000) collected from any other account receivable which is more than ninety (90) days old under the Accounts Receivable Aging Reports of the Company as of the Closing Date ("90 day accounts") and to the extent that there are less than $36,000 in 90 day accounts at Closing, the difference between $36,000 and the aggregate amount of 90 day accounts shall be paid in cash by Purchaser to Seller at Closing;

                (iv) On the Closing Date, conveyance of a life insurance policy currently held by the Company on the life of Richard S. Kuntz directly to Seller; and

                (v) The execution and delivery of the Consulting and Non-Competition Agreement attached hereto as Exhibit "A" and further described in Section 6(b) (viii) hereof, and payment on the Closing Date of the amounts required therein.

        3. Closing
           -------

           (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 11:00 a.m. on September 30, 1996, or at such other time as may be agreed to by the Purchaser and the Seller (the "Closing Date"). The Closing shall be held on the Closing Date at the offices of Dilworth, Paxson, Kalish & Kauffman, 3200 Mellon Bank Center, 1735 Market Street, Philadelphia, Pennsylvania 19103-7595, or at such other place as may be agreed to by the Purchaser and the Seller.

        4. Representations and Warranties of the Seller
           --------------------------------------------

           As used herein the term "to the actual knowledge of the Seller" shall mean, with respect to any statement herein, to the best of the knowledge, information and belief of the principal shareholders and officers of the Seller and the Company after having made all due inquiry. The Seller hereby represents and warrants to the Purchaser as follows:

           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite power and authority, corporate or otherwise, to own, lease and operate its properties and to carry on its business as and in the places where such properties are now owned, leased or operated or such business is now being conducted. Complete and correct copies of the

Certificate of Incorporation of the Company and all amendments thereto, certified in each case by the Secretary of State of the state of incorporation, and of the By-laws of the Company and all amendments thereto, certified by the Secretary of the Company, have been heretofore delivered to the Purchaser, To the actual knowledge of Seller, the Company is duly qualified to do business and is in good standing in all jurisdictions (each such jurisdiction is set forth in Schedule 4(a) hereto) in which such qualification is necessary because of the character of the properties owned, leased or operated by it or the nature of its activities. To the actual knowledge of Seller, the Seller or the Company have taken no action and have not failed to take any action, which action or failure would preclude or prevent the Purchaser from conducting the business of the Company in the manner heretofore conducted. Except as set forth in Schedule 4(a) hereto, the Company does not own any capital stock, warrants, notes, debentures, bonds, script, rights, options, calls or any guarantees thereof or any obligations or instruments evidencing the rights to purchase or effect a conversion into any contract, commitment, instrument, understanding or obligation, whether written, oral, express or implied, relating to the issuance or transfer of any thereof whether or not such may be authorized, issued or outstanding ("Securities") or any interest in any corporation, business, trust, firm, association, partnership, joint venture, entity or organization ("Entity"). Except as set forth in Schedule 4(a), the Company does not have any subsidiaries.

        (b) Except as set forth in Schedule 4(b) hereto, the Company has no authorized or outstanding Securities other than its Common Stock, no par value per share (the "Common Stock"), which consists of 2,500 authorized shares, of which 283 1/3 shares are outstanding. No shares of the Common Stock are reserved for issuance and except for 50 shares of Common Stock there are no shares in the treasury of the Company. All of the Shares are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 4(b), there are no authorized, issued or outstanding Securities of the Company convertible options, warrants, agreements, rights or commitments of any kind relating to the authorized but unissued shares of the Common Stock. All transfer taxes, if any, with respect to transfers of Securities of the Company made prior to the date hereof have been fully paid. Except as set forth in Schedule 4(b), the Shares are owned, both beneficially and of record, by the Seller free and clear of any and all security interests, liens, pledges, claims, charges, escrows, encumbrances, options, subscriptions, warrants, calls, demands, commitments, convertible securities, rights of first refusal, mortgages, indentures, security agreements or other contracts (whether or not relating in any way to credit or the borrowing of money) and the Seller has the unrestricted right to vote such shares of the Common Stock.

        (c) Each of the Seller and the Company has all requisite power and authority, corporate or otherwise, to enter into this Agreement and to assume and perform its obligations hereunder. The execution and delivery of this Agreement and the performance by the Seller and the Company of their respective obligations hereunder have been duly and validly authorized by all necessary corporate action of the Seller and the Company, respectively, and no further action or approval, corporate or otherwise is required in order to constitute this Agreement as a valid, binding and enforceable obligation of either the Seller or the Company. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, the fulfillment of the terms, conditions or provisions hereof and the compliance with the terms, conditions or provisions hereof (i) do not and will not conflict with, or violate any provision of the Articles of Incorporation or By-laws of the Company or the Seller, or (ii) do not and will not conflict with, or result in any breach of, any term, condition or provision of, or constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration under (whether after the giving of notice or lapse of time or both), any contract, mortgage, lien, lease, agreement, indenture, license, franchise, instrument, order, judgment or decree to which the Company or Seller are a party, or which is or purports to be binding upon the Company or Seller, or (iii) will not be in violation of any statute, law, rule or regulation applicable to the Company or the Seller, or (iv) will not result in the creation or imposition of any lien, charge, pledge security interest or any encumbrance upon any of the assets of the Company or the Shares.

        (d) No action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by, or filing with, any governmental or quasi-governmental agency, commission, board, bureau or instrumentality is necessary or required in connection with the execution and delivery of this Agreement by the Seller or the Company, the consummation of the transactions contemplated hereby or in order to constitute this Agreement as a valid, binding and enforceable obligation of the Seller and the Company in accordance with its terms.

        (e) Attached hereto as Schedule 4(e)(i) is the balance sheet (the "1995 Balance Sheet") of the Company as of September 30, 1995 and related statements of operations and retained earnings and cash flows for the year ending September 30, 1995 (the 1995 Balance Sheet and such related statements are hereinafter referred to collectively as the "1995 Financial Statements"), which have been audited by Katch, Tyson & Company, independent certified public accountants, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated. Attached hereto as Schedule 4(e)(ii) are unaudited interim financial statements prepared by Management at the end of each month since September 30, 1995 and through August 31, 1996 (the "Interim Financial Statements"). Attached hereto as Schedule 4(e)(iii) are the balance sheets (the "Prior Balance Sheets") of the Company as of September 30, 1994 and September 30, 1993 and related statements of operations and cash flows for the years ending June 30, 1994 and June 30, 1993, which have been audited by Goldenberg, Rosenthal, Friedlander, CPA's, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (the Interim Financial Statements, Prior Balance Sheets and such related statements, together with the 1995 Financial Statements, are hereinafter referred to collectively as the "Financial Statements"). To the actual knowledge of Seller, the Financial Statements (i) are true, correct and complete, (ii) are in accordance with the books and records of the Company, and (iii) fairly, completely and accurately present the financial condition of the Company at the dates specified or the results of its operations for the periods covered, subject, in the case of the Interim Financial Statements, to normal recurring year-end audit adjustments and except that the Interim Financial Statements do not contain all of the notes required by generally accepted accounting principles and do not contain a description of applicable liens and encumbrances. At September 30, 1995 and August 31, 1996, respectively, the Company had no liability, absolute or contingent, which is not shown on or reserved against on the 1995 Balance Sheet, or the Interim Financial Statements for the period ended August 31, 1996, as applicable. Except as shown or reserved against the 1995 Balance Sheet, or the Interim Financial Statements for the period ended August 31, 1996, as applicable, the Company owns outright, and has good and marketable title to, all of its assets (the "Assets"), free and clear of any mortgage, lien, pledge, charge, claim, conditional sale or other agreement, lease, right or encumbrance of other kind. The Assets include all assets and properties (real, personal and mixed, tangible and intangible) and all rights necessary or desirable to permit the Purchaser to carry on the business of the Company as presently conducted by the Company, except for any asset leased by the Company as set forth in Schedule 4(e) hereto.

     (f) Except as set forth in Schedule 4(f) hereto, since September 30, 1995 there have been no materially adverse changes in the condition (financial or otherwise), assets, liabilities, earnings, properties, business or prospects of the Company other than in the ordinary course of business and as set forth in interim financial statements subsequent to September 30, 1995, and the Company has not:

          (i) authorized, issued, sold or converted any Securities, or entered into any agreement with respect thereto;

          (ii) declared, set aside, paid or made any dividend or other distribution to stockholders or purchased, redeemed or reclassified any of its capital stock or effected any stock split, stock dividend, exchange or recapitalization or entered into any agreement in respect of the foregoing;

          (iii) incurred any damage, destruction or similar loss, whether or not covered by insurance, adversely affecting the business, assets or properties of the Company;

          (iv) other than in the ordinary course of business, sold, assigned, transferred or otherwise disposed of any of their tangible or intangible assets or intellectual properties, including, without limitation, any patent, trademark, trade name, copyright, license, franchise, design or other intangible asset or intellectual property right;

          (v) other than in the ordinary course of business, mortgaged, pledged, granted or suffered to exist any lien or other encumbrance or charge on any of their assets or properties, tangible or intangible;

          (vi) other than in the ordinary course of business, waived any rights of material value or cancelled, discharged, satisfied or paid any debt, claim, lien, encumbrance, liability or obligation, whether absolute, accrued, contingent or otherwise and whether due or to become due;

          (vii) incurred any obligation or liability (absolute or contingent, liquidated or unliquidated, choate or inchoate), except current obligations and liabilities incurred in the ordinary course of its business;

          (viii) other than in the ordinary course of business, leased or effected any transfer of any of the assets, properties or rights of the Company;

          (ix) other than in the ordinary course of business and consistent with past practices, entered into, made any amendment of, or terminated any lease, contract, license or other agreement to which the Company is a party;

          (x) amended the Certificate of Incorporation or the By-laws of the Company;

          (xi) effected any change in the accounting practices or procedures of the Company;

          (xii) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction of any nature with, any stockholder, any officer or any director of the Company or any business or Entity in which any stockholder, officer or director of the Company or any "affiliate" or "associate" (as such terms are defined in the Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended) of any such person has any direct or indirect interest, except for regular compensation paid to the stockholders or any affiliates of the stockholders who are also employees of the Company, except for lease payments to M&S Leasing for equipment leased pursuant to lease agreements, a bonus paid to the President of the Company, fees paid to the directors of the Company pursuant to authorization, and for repayment to Seller of $725,000 owed to it by the Company;

          (xiii) increased the compensation payable to any of the Company's directors, officers or employees or became obligated to increase any such compensation; or

          (xiv) entered into any other transaction other than in the ordinary course of business and consistent with past practices, or changed in any way the business policies or practices of the Company.

     (g) The Company has duly filed all foreign, Federal, state, county and local income, excise, sales, property, withholding, social security, franchise, license, information returns and other tax returns and reports required to have been filed by the Company to the date hereof. Each such return is true, correct and complete and the Company has paid all taxing authorities with respect to all periods prior to the date of the 1995 Balance Sheet required to have been paid by the Company and created sufficient reserves or made provision for all thereof accrued but not yet due and payable by it. The Company does not have any liability for any taxes, assessments, amounts, interest or penalties of any nature whatsoever except as reserved against the 1995 Balance Sheet and there is no basis for any additional claim or assessment other than with respect to liabilities for taxes which may have accrued in the ordinary course of business since the date of the 1995 Balance Sheet, which additional accrued taxes are accurately reflected on the Interim Financial Statements for August 31, 1996. The Internal Revenue Service has not examined and reported on the Federal income tax returns of the Company, no waiver of the statute of limitations has been given with respect thereto and all deficiencies, assessments, interest, penalties and fines proposed, claimed, made or levied as a result of such examinations or otherwise have been paid or settled by the Company, as the case may be. The Company has paid to the proper authorities all customs duties and similar or related charges required to be paid by it with respect to the importation of goods into the United States through the Closing

Date. No government or governmental authority is now asserting or threatening to assert any deficiency or assessment for additional taxes or any interest, penalties or fines with respect to the Company. Complete and correct pro forma copies of the Federal income tax returns of the Company for the year ended September 30, 1995, extracted from the consolidated return which includes such figures, as well as any other tax returns reasonably requested by the Purchaser, have been heretofore delivered to the Purchaser.

     (h) Except only those contracts, agreements and commitments listed and described in Schedule 4(h) hereto (complete and correct copies of each of which have been heretofore delivered to the Purchaser), to the actual knowledge of Seller, the Company is not a party to, and has no, contract, agreement or commitment of any kind or nature whatsoever, written or oral, formal or informal, including, without limitation, any (i) sales, advertising, license, franchise, distribution, dealer, agency, manufacturer's representative, or similar agreement, or any other contract relating to the payment of a commission, (ii) pension, profit-sharing, bonus, stock purchase, stock option, retirement, severance, hospitalization, accident, insurance or other similar plan, arrangement or agreement involving benefits to current or former employees, (iii) contract or commitment for the employment of any employee or consultant, (iv) collective bargaining agreement or other contract with any labor union, (v) contract or commitment for services, materials, supplies, merchandise, inventory or equipment, (vi) contract or commitment for the sale or purchase of any of its services, products or assets, (vii) mortgage, indenture, promissory note, loan agreement, guaranty or other contract or commitment for the borrowing of money or for a line or letter of credit, (viii) contract or commitment with any stock-holder or any current or former director, officer or employee of the Company which will be in effect on the Closing Date, (ix) contract or commitment with any government or governmental department, agency, bureau or instrumentality thereof, (x) contract pursuant to which its right to compete with any Entity or person in the conduct of its business anywhere in the world is restrained or restricted for any reason or in any way, (xi) contract or commitment guaranteeing the performance, liabilities or obligations of any Entity or person, (xii) contract or commitment for capital improvements or expenditures or with any contractor or subcontractor (xiii) contract or commitment for charitable contributions, (xiv) lease or other agreement or commitment pursuant to which it is a lessee of, or holds or operates, any real property, machinery, equipment, motor vehicles, office furniture, fixtures or similar personal property owned by any third party, or (xv) any other contract or commitment (including any periods covered by any options to renew by any party), whether or not in the ordinary course of business. Except as set forth in Schedule 4(h), each of the contracts and commitments referred to therein is valid and existing, in full force and effect, and enforceable in accordance with its terms, and no party thereto is in default and no claim of default by any party has been made or is now pending, and no event exists which, with or without the lapse of time or the giving of notice, or both, would constitute a breach or default, cause acceleration of any obligation, would permit the termination or excuse the performance by any party thereto, or would otherwise adversely affect the business and/or assets of the Company.

      (i) Except as set forth in Schedule 4(i) hereto, Inventory reflected on the 1995 Balance Sheet and the Interim Financial Statements was determined in accordance with generally accepted accounting principles consistently applied, stated at the lower of cost or market value.

      (j) Except as set forth in Schedule 4(j) hereto, each account receivable reflected on the 1995 Balance Sheet and the Interim Financial Statements results from a bona fide sale in the ordinary course of business at agreed-upon prices, that are properly reflected on such Financial Statements, and Seller has no actual knowledge of any defense to payment therefor.

      (k) The Company does not own any real property. Schedule 4(k) hereto is a complete and correct list of all premises leased in whole or in part by the Company. Schedule 4(k) also lists all guarantees of any leases given by the Company for any other person or Entity. Complete and correct copies of all such leases, guarantees of leases and other documents concerning such agreements and the interests of the Company therein have been heretofore delivered to the Purchaser. Schedule 4(k) also contains a brief description of all alterations being made or which are planned in any premises of the Company, together with the amounts budgeted for such alterations and the names of the architects and general contractors retained in connection therewith. Complete and correct copies of all contracts or other documents relating to such alterations have been heretofore delivered to the Purchaser, as have copies of any plans and specifications relating thereto requested by the Purchaser. All permits and approvals of any government or quasi-governmental authority and all consents of landlords required in connection with the alterations being made have been obtained or will be obtained by the Closing Date. The Company has legal and valid occupancy permits and other required licenses or government approvals for each of the properties and premises, leased, used or occupied by the Company (copies of which have been heretofore delivered to the Purchaser). Each lease or other agreement of the Company for real property is in full force and effect and is a legal, valid and binding obligation as between the Company and the other party or parties thereto and the Company is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever, and the

Company has the legal right (without the consent or other approval of any other party) to possess and quietly enjoy each of such premises and properties under each of such leases or other agreements. Each rental and other payment due thereunder has been duly made; each act required to be performed which, if not performed, would constitute a material breach thereof has been duly performed; no act forbidden to be performed has been performed thereunder which, if protested, would constitute a material breach thereof; and there is not under any such lease or other agreement any default or claim of default or event which, with or without notice or the lapse of time, or both, would constitute a breach or default thereunder. No improvement, fixture or equipment in or on any such premises and properties, nor the occupation or leasehold with respect thereto, is in violation of any law, including, without limitation, any zoning, building, safety, health or environmental law, and each of such premises or properties is currently being used.

          (l) Schedule 4(l) hereto is a true and complete list of (i) all tangible personal property owned by the Company having a book value at the date hereof in excess or $10,000.00 per item and (ii) all personal property owned by a third party which is leased to, or otherwise used by, the Company, together with a description of the lease or other agreement relating to the lease, use or operation thereof, including, without limitation, leases or other agreements relating to the use or operation of any machinery, equipment, motor vehicles, office furniture or fixtures (the "Leased Equipment") owned by any third party (complete and correct copies of which leases or other agreements have been heretofore delivered to the Purchaser). Each such lease and agreement is in full force and effect and to the actual knowledge of Seller, constitutes a legal, valid and binding obligation of the respective parties thereto and the Company has received no notice under any such lease or other agreement of any default or claim of default and Seller has no actual knowledge of any event which with or without notice or the lapse of time, or both, would constitute a breach or default thereunder. Each item of Leased Equipment is in good operating condition and repair, is adequate and suitable for the purposes for which it is intended in the ordinary course of usage, and has been maintained and repaired on a regular basis so as to preserve its utility and value, and no expenditure is required to put it in such condition and repair.

          (m) Schedule 4(m) hereto is a complete and correct list, together with a brief description (including, if applicable, date of application, filing or registration, as the case may be, and the registration or application number), of each patent, invention, trade secret, copyright, trade name, trademark, brand name, service mark or design, or representation or expression of any thereof or registration or application therefor ("Trade Rights"), whether or not registered in the name of, or applied for by, the Company, in which the Company has any rights or interest, whether through any contract or otherwise, and in each case a brief description of the nature of such rights and interests. Except as otherwise listed in Schedule 4(m), the Company is not a licensor or a licensee in respect of any Trade Right nor does the Company either pay or receive royalty payments to or from any third party in respect of any Trade Rights. To the actual knowledge of Seller, the Company owns, or has the exclusive right to use, each Trade Right necessary to conduct, or be used in, its business as now operated and there are no conflicts with, or infringements of, the rights of others in respect thereof or any unauthorized use or misappropriation of any thereof.

        (n) Schedule 4(n) hereto is a complete and correct list, together with a brief description (including name of insurer, agent, type of coverage, policy number, annual premium, amount of coverage, expiration date and any pending claims thereunder), of all insurance policies, including, without limitation, liability, burglary, theft, fidelity, life, fire, product liability, workmen's compensation, health and other forms of insurance of any kind held by the Company; each such policy is valid and enforceable, outstanding and in full force and effect; the Company is the sole beneficiary of each such policy; no such policy, or the future proceeds thereof, has been assigned to any other person or Entity; all premiums and other payments due from the Company under, or on account of, any such policy have been paid; there is no act or fact or failure to act which has or might cause any such policy to be cancelled or terminated; the Company has given each notice and presented each claim under each such policy and taken any other required or appropriate action with respect thereto in due and timely fashion. Complete and correct copies of each policy have been heretofore delivered to the Purchaser.

        (o) Schedule 4(o) hereto is a complete and correct list setting forth the names and locations of all (i) banks at which the Company has an account or safe deposit box and (ii) Company credit cards, the number of the accounts and the names of all persons authorized to draw thereon or to have access thereof.

        (p) Except as set forth in Schedule 4(p) hereto, to the actual knowledge of Seller, no action, suit, claim, arbitration, governmental investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or to the actual knowledge of the Sellers threatened, at law or in equity or admiralty, before or by any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, (i) against or affecting the Seller, the Shares, the Company or any of the Assets or business, operations, financial condition or prospects of the Company or (ii) in which an unfavorable judgement, decree or order would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the transactions contemplated hereby. There is no pending action, suit or proceeding which has been brought by or on behalf of the Company in any court, before any governmental agency or arbitration tribunal. The Company is not in default with respect to any order, writ, information or decree of any court or any federal, state, municipal or other governmental department, bureau, agency or instrumentality.

           (q) The Company has all permits, licenses, orders and approvals of all Federal, state or local governmental regulatory bodies required for it to conduct its business as presently conducted; all such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is pending or threatened; and none of such permits, licenses, orders or approvals will be adversely affected by the Consummation of the transactions contemplated by this Agreement. To the actual knowledge of Seller, the Company is in compliance with each law, rule and regulation applicable to its businesses including, without limitation, laws, rules and regulations respecting occupational safety, environmental protection and employment practices. To the actual knowledge of Seller, the conduct of the business of the Company and all assets and properties utilized by the Company therein is in conformance with the requirements and regulations of the Occupational Safety and Health Administration. Schedule 4(q) hereto is a complete and correct list of all such permits, licenses, orders and approvals.

           (r) Except as set forth in Schedule 4(r) hereto, the Company has not been found by any court or governmental department, commission, board, agency or instrumentality to have committed any act of sexual, religious, age or racial discrimination, any act of sexual harassment, or any other similar act which violates any Federal, state or local law or regulation and there is not pending in any court or before any governmental department, commission, board, agency or instrumentality, or threatened, any claim with respect to any of the foregoing.

           (s) Except as set forth in Schedule 4(s) hereto, the Company is not a party to any representation or labor contract. The Company is not in breach of, or has not failed to comply with, any provision of any such contract, the Company has not received any notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of the Company; no strike or work interruption by any of its employees is planned, under consideration, threatened or imminent; and neither the Company nor any officer or director of the Company has made any loan or given anything of value, directly or indirectly, to any officer, official, agent or representative of any labor union or group of employees. Complete and correct copies of any labor or representation contract to which the Company is a party have been heretofore delivered to the Purchaser. At no time during the past five (5) years has the Company experienced any threats of strikes, work stoppages or demands for collective bargaining by any union or labor organization or any other group or other organization of employees, and grievances, disputes or controversies with any union or any other group or any other organization of employees or any pending or threatened court or arbitration proceedings involving an employment grievance, dispute or controversy. Except as set forth in Schedule 4(s), (i) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees; (ii) in the event of termination of the employment of any said employees, the Company will not, by reason of anything done prior to the Closing Date, be liable to any of said employees for so-called "severance pay" or any other payments; (iii) the Company is in compliance with all Federal, state and local laws and regulations respecting labor, employment and wages and hours; and
(iv) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any comparable state or local agency.

           (t) Schedule 4(t) hereto is a complete and correct list of the names and current annual salary, bonus, commission and perquisite arrangements, written or unwritten, for each director, officer and employee of the Company. Except as set forth in Schedule 4(t), no current or former director, officer or employee of the Company or any relative, associate or agent of such director, officer or employee has any interest in any property of the Company except as a stockholder, or is a party, directly or indirectly, to any contract for employment or otherwise or any lease or has entered into any transaction with the Company, including, without limitation, any contract for the furnishing of services by, or rental of real or personal property from or to, or requiring payments to, any such director, officer, employee, relative, associate or agent, except for the lease between M&S Leasing and the Company requiring payments of $1,000 per month. Complete and correct copies of any such contracts have been heretofore delivered to the Purchaser. Also set forth in Schedule 4(t) is a complete and correct list of all vehicles, and any facilities owned or operated by the Company and not listed in any other Schedule hereto, and of all country club and other memberships owned or paid for, or the dues for which are borne, by the Company. Except as set forth in Schedule 4(t), the Sellers have no reason to believe that any employee listed therein intends to terminate his or her employment relationship with the Company and the Company has no contract for the future employment of any officer or employee not listed in Schedule

4 (t).

           (u) Schedule 4(u) hereto is a complete and correct list of the names and addresses of the twenty-five (25) largest customers of the Company during the last fiscal year and the ten (10) largest suppliers of the Company during the last fiscal year, and the total sales to, or purchases from, such customers or suppliers made by the Company during the last fiscal year and the salesperson assigned to such customers. No supplier or customer of the Company representing in excess of two percent (2%) of the Company's purchases or sales during the last fiscal year has advised the Company or any of the Sellers, formally or informally, that it intends to terminate, discontinue or substantially modify or reduce its business with the Company (i) by reason of the transactions contemplated by this Agreement or (ii) otherwise.

           (v) As used in this Agreement, the following definitions shall apply:

                 "Benefit Plan" means with respect to any person, any ERISA Plan or any other plan, agreement, trust or program for any bonus, severance, hospitalization, vacation, deferred compensation, severance, pension or profit-sharing, retirement, payroll savings, stock option, group insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever, including those benefitting former employees, maintained by such person and/or any of its Subsidiaries (currently or at any time within the last three (3) years) or any of their affiliates or to which such person and/or any of its Subsidiaries (or any of their affiliates) has contributed or has been obligated to contribute within the last three (3) years.

                 "ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations issued thereunder.

                 "ERISA Plan" means with respect to any person, any employee benefit plan within the meaning of Section 3(3) of ERISA maintained by such person and/or any of its Subsidiaries (currently or at any time within the last three (3) years) or any of their affiliates or to which such person and/or any of its Subsidiaries (or any of their affiliates) has contributed or has been obligated to contribute within the last three (3) years.

                 "Qualified Plan" means with respect to any person, any employee pension benefit plan as defined in Section 3(2) of ERISA which is intended to meet the qualification requirements under Section 401 of the Internal Revenue Code ("Code") or for which the tax benefits or treatment applicable to qualified plans under the Code has ever been claimed and which is or has been maintained by such person and/or any of its Subsidiaries

(currently or at any time within the last three (3) years) or any of their affiliates or to which such person and/or any of its Subsidiaries (or any of their affiliates) has contributed or has been obligated to contribute within the last three (3) years.

           (i) Set forth beneath its name in Schedule 4 (v) is a complete and accurate list of each of the Company's Benefit Plans. A complete and correct copy of the Benefit Plans and of any related trust agreements, insurance or annuity contracts, valuations, and other funding agreements for each Benefit Plan has been delivered to Purchaser.

           (ii)  All of Company's ERISA Plans are listed in Part I of Schedule 4
(v). All of Company's Benefit Plans that are not ERISA Plans, if any, are listed in Part II of Schedule 4 (v). Schedule 4 (v) includes a listing of all expected annual contributions to the Qualified Plans and ERISA Plans. The Company has not maintained in the past any defined benefit pension plan, and is not and has not been a party to any agreement requiring it to contribute to a multi--employer plan within the meaning of Section 3 (37) of ERISA except as disclosed in Schedule 4 (v). There are no unfunded vested benefits under any Qualified Plan which is subject to the vesting and funding standards of ERISA and no unfunded liabilities for all benefits accrued through the date of the last actuarial valuation of such Plan (calculated on the basis of the Plan's normal funding assumptions on such valuation). The Company has operated in compliance with the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Other than claims for benefits in the ordinary course, there are no pending claims involving the ERISA Plans or Qualified Plans by any participant covered under the ERISA Plans or Qualified Plans or otherwise involving the ERISA Plans or Qualified Plans which allege a breach of fiduciary duties or violation of the applicable state or federal law which may result in material liability on the part of Purchaser or any Qualified Plan or ERISA Plan under ERISA or any other law, nor is there any reasonable basis for such a claim.

           (iii) To the actual knowledge of Seller, none of the ERISA Plans or Qualified Plans or any of their related trusts, or the Company or any trustee, administrator or other "party in interest" or "disqualified person" (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the ERISA Plans or Qualified Plans, has engaged in any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code), which could subject any of the ERISA Plans or Qualified Plans or related trusts, or any trustee, administrator or other fiduciary of any ERISA Plan or Qualified Plan, or Surviving Corporation or any other party dealing with the ERISA Plans or Qualified Plans, to the penalties or excise tax imposed on prohibited transactions by Section 502(i) of ERISA or Section 4975 of the Code.

        (iv)   All of the Company's Qualified Plans are listed in Part III of
Schedule 4(v). Each of the Qualified Plans meets the requirements of Section 401(a) of the Code, and the trust, if any, forming a part of each Qualified Plan is exempt from federal income tax under Section 501(a) of the Code. A favorable determination letter has been issued by the Internal Revenue Service within the past ten (10) years as to the qualification under Section 401(a) of the Code (including, but not limited to, amendments made by ERISA), with respect to each Qualified Plan, and Seller has delivered to Purchaser true and correct copies of all such determination letters. None of the determination letters has been revoked or modified by the Internal Revenue Service.

        (v) All contributions required by law or required in accordance with the terms of the Qualified Plans to have been made or accrued prior to the Closing will have been made or accrued.

        (vi) Except pursuant to the Benefit Plans listed on Schedule 4(v) and under COBRA, the Company has no present or future liability to former employees or to their dependents, survivors or beneficiaries in connection with or arising out of any plan, compensation arrangement or practice to which the Company contributed prior to the date hereof, and the Company has not maintained, adopted or contributed to any plan that provides benefits or payments to former employees or their dependents, survivors or beneficiaries, except pursuant to the Benefit Plans listed on Schedule 4(v) and under COBRA.

        (vii) The Company has satisfied in all material respects all reporting and disclosure requirements applicable under ERISA, and the Department of Labor and Internal Revenue Service and Pension Benefit Guaranty Corporation regulations promulgated thereunder, with respect to all ERISA Plans and Qualified Plans, and Seller has delivered to Purchaser a true and complete copy of the most recently filed and disclosed Forms 5500, Forms 5500-C/R (with exhibits), and summary plan descriptions and summaries of material modification for the ERISA Plans and Qualified Plans. In the event that a Form 5500 for any of the Company's Qualified Plans and ERISA Plans for the 1994 plan year has not been filed prior to the Effective Time, a proper extension will be filed if necessary.

        (viii) No Qualified Plan has had any "unrelated business taxable income" as defined in Sections 512 through 514 of the Code. There have been no claims, or notice of claims, filed under any fiduciary liability insurance policy covering any Benefit plan. With respect to any Qualified Plan that has been terminated, it was terminated in compliance with the requirements of the code and ERISA and the liabilities to such Qualified Plan were fully satisfied.

            (ix) The Trustees of each of the Qualified Plans have completed their required annual accountings for the plan years ended on or before September 30, 1995, such accountings accurately reflect the financial positions of the Qualified Plans as of their respective date, and true and complete copies of the Trustees' reports and schedules of such accountings have been delivered to Purchaser.

        (w) (i) As defined herein:

        "Release" shall mean any exposure to or past or current spilling, leaking, pumping, pouring, emitting, emptying, discharging, infecting, escaping, leaching, dumping, disposing, abandonment, or any other release, however defined, whether intentional or unintentional, of any Hazardous Substances into the environment in violation of applicable Environmental Laws, or which otherwise gives rise to any liability under any Environmental Laws, and includes any suspected or threatened Release;

            "Environmental Laws" shall mean all foreign, federal, state and local laws, statutes, codes, ordinances, regulations, rules, policies, consent decrees, judicial or administrative orders, permits, approvals, or other requirements relating to the protection of human health or the environment, all as amended or modified from time to time, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Solid Waste Disposal Act, as
                                    -- ---
amended (42 U.S.C. Section 6901 et seq.), the Hazardous Waste Materials
                                -- ---
Transportation Act, as amended (49 U.S.C. Section 1801 et seq.), the Clean Air
                                                       -- ---
Act, as amended (42 U.S.C. Section 7401 et seq.), the Federal Water Pollution
                                        -- ---
Control Act, as amended 33 U.S.C. Section 1251, et seq.),the Toxic Substances
                                                -- ---
Control Act, as amended (15 U.S.C. Section 2601 et seq.), the Safe Drinking
                                                -- ---
Water Act, as amended (42 U.S.C. Section 300f et seq.), the Atomic Energy Act,
                                              -- ---
as amended (42 U.S.C. Section 2014 et seq.), the Federal Insecticide Fungicide
                                   -- ---
and Rodenticide Act, as amended (7 U.S.C. Section 136, et seq.), the Oil
                                                       -- ---
Pollution Act of 1990, as amended (33 U.S.C. Section 2701, et seq.), the
                                                           -- ---
Emergency Planning and Community Right-to-Know Act of 1986, as amended (42 U.S.C. Section 11001, et seq.), the Occupational Safety and Health Act, as
                      -- ---
amended (29 U.S.C. Section 651 et seq.), and the regulations adopted and
                               -- ---
publications promulgated pursuant thereto, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct;

        "Hazardous Substances" shall mean any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including, but not limited to, polychlorinated biphenyls, friable asbestos, volatile and semi-volatile organic compounds, oils, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws;

          "Contamination" shall mean the presence of, or Release on, under, from, or to any real property, of any Hazardous Substance in the environment. Contamination does not include a Release which occurred during the routine storage, use or sale of Hazardous Substances from time to time in the ordinary course of business, in compliance with Environmental Laws, in compliance with good commercial practice and which does not otherwise give rise to any liability under any Environmental Laws;

          "Regulatory Action" shall mean any formal and adverse claim, demand, action or proceeding brought, prosecuted or instigated by any governmental authority in connection with any Environmental Laws (including without limitation civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses; and

          "Third Party Claim" shall mean third party claims, actions, demands or proceedings based on any violation of or liability under any Environmental Laws, or based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health, safety or welfare due to any Release of Hazardous Substances or Contamination, and whether or not seeking costs, damages, penalties or expenses.

          (ii) To the actual knowledge of Seller, no third party claims and/or regulatory actions have been asserted or assessed against the Company or any of its real property leased or owned ("Real Property") and, to the actual knowledge of Seller, no third party claims and/or regulatory actions are pending or threatened against or any of such Real Property, arising out of or due to, or allegedly arising out of or due to, (i) the Release on, under or from such Real Property of any Hazardous Substances; (ii) any contamination of such Real Property, including without limitation, the presence of any Hazardous Substance which has come to be located on or under such Real Property from another location; (iii) any material violation or alleged violation of any Environmental Laws with respect to such Real Property or of the Company's business operations;
(iv) any injury to human health or safety or to the environment by reason of the past or present condition of, or past or present activities on or under, such Real Property; or (v) the generation, manufacture, storage, treatment, handling, transportation or other use, however defined, of any Hazardous Substance on such Real Property; and, as a result of any such conditions, whether individually or in the aggregate, there has been a material adverse change in the business, operations or financial condition of the Company, taken as a whole; (any acts, omissions, circumstances, status or condition described in or contemplated by clauses (ii) through (vi) of this Schedule 4(w) are hereinafter referred to collectively as an "Environmental Condition").

                (iii) To the actual knowledge of Seller, the Company's storage, transportation, handling, use or disposal, if any, of Hazardous Substances on or under such Real Property or Hazardous Substances generated on or from such Real Property is currently, and at all times has been, in compliance in all material respects with all applicable Environmental Laws.

                (iv) The Company has delivered to or has caused to be delivered to Purchaser, prior to the execution and delivery of this Agreement, complete copies of any and all documents relating to compliance by the Company with Environmental Laws or to Environmental Conditions.

        (x) To the actual knowledge of Seller, neither the Company nor, any officer of the Company, nor the Seller nor any employee or agent of the Seller (nor any person acting on behalf of any of the foregoing) has since January 1, 1986, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction, which, if not given in the past, might have had an adverse effect on the business or prospects of the Company, or which, if not continued in the future, might adversely affect the business or prospects, of the Company, or which might subject the Company to suit or penalty in any private or governmental litigation or proceeding.

        (y) Neither this Agreement nor the representations and warranties by the Seller contained herein or in any documents, instruments, certificates or Schedules furnished pursuant hereto or in connection with the transactions contemplated hereby intentionally contains any untrue statement of a material fact or intentionally omits to state a material fact necessary to make the statements or facts contained herein and therein not misleading. There is no fact which adversely affects, or in the future may adversely affect, the business, operations, affairs, condition or prospects of the Company which has not been set forth in this Agreement or in the documents, instruments, certificates or Schedules furnished pursuant hereto.

           (z) With respect to those representations and warranties contained in subparagraphs (e), (f), (g), (i), (k), (l), (v), (w) and (x) above, and paragraph 9(b) below, Seller shall not be liable to Purchaser for any inaccuracy, misstatement, non-disclosure or other breach thereof (collectively referred to as "breach") if:

                (i) on the date of the execution of this Agreement, Seller had no actual knowledge of the breach, and

                (ii) the amount of the individual breach did not exceed $10,000 and the aggregate of all such breaches did not exceed 50,000. In the event that any individual breach exceeds $10,000 or the aggregate exceeds $50,000, Seller shall be liable to Purchaser only for such excess.

                (iii) Such breach has been asserted by written notice from
                      Purchaser to Seller within 120 days of the date of Closing.

        5. Representations and Warranties of the Purchaser
           -----------------------------------------------

           (a) The Purchaser hereby represents and warrants to the Seller as follows:

                (i) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                (ii) The Purchaser has all requisite power and authority, corporate or otherwise, to enter into this Agreement and to assume and perform its obligations hereunder. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action of the Purchaser and no further actio or approval, corporate or otherwise, is required in order to constitute this Agreement as a valid, binding and enforceable obligation of the Purchaser.

                (iii) No action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by, or filing with, any governmental or quasi-governmental agency, commission, board, bureau or instrumentality is necessary or required as to the Purchaser in order to constitute this Agreement as a valid, binding and enforceable obligation of the Purchaser in accordance with its terms.

                (iv) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, the fulfillment of the terms, conditions or provisions hereof (a) do not and will not conflict with, or violate any provision of the Certificate of Incorporation or By-laws of the Purchaser or (B) do not and will not conflict with, or result in any breach of, any condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration under (whether after the giving of notice or lapse of time or both) any contract, mortgage, lien, lease, agreement, indenture, license, franchise, instrument, order, judgment or decree to which the Purchaser is a party or which is or purports to be binding upon the Purchaser, or (C) will not be in violation of any statute, rule or regulation applicable to the Purchaser.

              (v) No representation or warranty by the Purchaser in this Agreement or under any documents, instruments, certificates or schedules furnished pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements of fact contained herein and therein not misleading.

      6.  Conditions of Closing
          ---------------------

          (a) The obligation of the Purchaser to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions or the written waiver thereof by the Purchaser:

              (i) The representations and warranties of the Seller in this Agreement shall be true and correct in all respects on and as of the Closing Date and the Purchaser shall have received a certificate to that effect dated the Closing Date and executed by the President of the Seller and the President of the Company.

              (ii) Each of the agreements and covenants of the Seller and the Company, to be performed under this Agreement at or prior to the Closing Date shall have been duly performed in all material respects and the Purchaser shall have received a certificate to that effect dated the Closing Date and executed by the President of the Seller and the President of the Company.

              (iii) No injunction or restraining order shall be in effect to forbid or enjoin the consummation of the transactions contemplated by this Agreement and no Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation hereof.

              (iv) All consents, authorizations, orders or approvals of, and filings or negotiations with, any Federal, state, local or foreign governmental agency, commission, board or other regulatory body which are required for, or in connection with, the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby, and in order to permit or enable the Purchaser to conduct after the Closing Date a business substantially similar to the business as conducted by the Company as of the date hereof, shall have been duly obtained or made, including OSHA, EPA and NJ ISRA, if applicable.

        (v) All actions necessary to authorize the execution, delivery and performance of this Agreement by the Seller and the Company and the consummation of the transactions contemplated hereby, shall have been duly and validly taken and the Seller shall have full power and right to sell the Shares as contemplated herein.

        (vi) The Purchaser shall have received the stock certificates evidencing the Shares in proper form for transfer, duly endorsed in blank and other documents of transfer, conveyance and assignment valid to transfer all right, title and interest in and to the Shares to the Purchaser, in form and substance reasonably satisfactory to Dilworth, Paxson, Kalish & Kauffman, as counsel to the Purchaser.

        (vii) All corporate and other proceedings of the Company in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as they shall have reasonably requested.

        (viii) There shall have been no damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the Assets.

        (ix) The Purchaser shall have received an opinion of the Seller's counsel in the form of Exhibit B attached hereto.

        (x) Anthony Nardiello shall have entered into an Employment Agreement with the Company, in the form attached hereto as Exhibit C.

        (xi) The Company shall have received from the Seller a general release, in form and substance reasonably satisfactory to the Purchaser and its counsel, releasing all claims, obligations and causes of action which the Seller has or might have as of the Closing Date against the Company.

                (xii) All necessary consents of any persons or entities to the assignment to the Purchaser of the leases and agreements referred to in Sections 4(h), 4(k) and 4(l) hereof shall have been obtained and delivered to the Purchaser and certificates of such persons and entities as the Purchaser shall designate in writing not less than ten (10) days prior to the Closing Date shall have been obtained and delivered to the Purchaser confirming that each document or agreement referred to in such certificates is in full force and effect and no party thereto is in default and no claim of default by any party has been made or is pending and there does not exist any event which with notice or the passing of time, or both, would constitute default or would excuse performance by any party thereto.

                (xiii) No material adverse change shall have occurred in the condition (financial or otherwise) of the business and Assets of the Company between September 30, 1995 and the Closing Date, except for disclosures made on Interim Financial Statements provided pursuant to paragraph 4(e) above, as well as disclosures made on the Schedules that are a part hereof.

                (xiv) All environmental Conditions found to exist as a result of any Phase I or Phase II audits, or otherwise existing, shall have been corrected or remedied, or provisions for payment made for such correction or remedy, to the reasonable satisfaction of Purchaser.

                (xv) No materially adverse matter or fact shall exist as of the Closing Date which relates to the Assets or the business of the Company or the Shares that has not been previously disclosed to Purchaser prior to the Closing Date in writing and resolved to the reasonable satisfaction of Purchaser.

                (xvi) The long-term debt of the Company shall not exceed the amounts set forth in Exhibit D attached hereto, and shall not include any debt to any affiliated person or entity, including the Seller.

                (xvii) The tax audit of the Company shall have been resolved, or provision made for the payment of any potential tax due to the sole satisfaction of the Purchaser. Further, provision shall have been made for the payment of the Company's share of any tax liability of the consolidated group of which it is a member for all periods prior to October 1, 1996, computed on the basis of the Company's internally prepared August 31, 1996 financial statements, adjusted and annualized to September 30, 1996, without write-off or deduction of the Guildwood Receivable.

        (b) The obligation of the Seller to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions or the written waiver thereof by the Seller:

          (i) The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

          (ii) Each of the agreements and covenants of the Purchaser to be performed under this Agreement at or prior to the Closing Date shall have been duly performed in all material respects.

          (iii) No injunction or restraining order shall be in effect to forbid or enjoin the consummation of the transactions contemplated by this Agreement and no Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation hereof.

          (iv) The Seller shall have received a certified copy of resolutions duly adopted by the board of directors of the Purchaser authorizing and approving the execution of this agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder.

          (v) Anthony Nardiello shall have entered into an Employment Agreement with the Company, in the form attached hereto as Exhibit C.

          (iv) The Company shall have accepted the resignations of Richard S. Kuntz, Geraldine C. Kuntz and Lisa Hopson as officers and directors and released both of them from any and all claims arising out of such prior service and provided them with an indemnity from any claims arising out of events subsequent to the Closing, except for any violation of their non-compete obligations.

          (vii) Seller shall have been released from all liabilities relative to obligations of the Company including, without being limited to, liabilities or guarantees of debts and leases.

          (viii) The Company shall have entered into a Consulting and Non-Competition Agreement in the form of Exhibit A attached hereto with the Seller providing for the payment of $500,000, payable $250,000 in cash, certified check, bank check or wire transfer at Closing, and the balance payable quarterly in arrears over the 12 month period following the Closing Date. The entire balance due will accelerate in the event of a change in control in the ownership of the Company as defined in such Exhibit A hereto. Richard S. Kuntz and Lisa Hopson shall be accommodation parties to such agreement and acknowledge their obligations to not complete with the Company.

        7.      Further Covenants and Agreements of the Seller
                ----------------------------------------------

                The Seller and its principal shareholders hereby covenant and agree that:

                (a) At all times after the Closing Date, the Seller and its principal shareholders shall hold in a fiduciary capacity for the benefit of the Purchaser all information, knowledge and data relating to, or concerned with, the Company, and he or she shall not at any time after the Closing Date use, disclose or divulge any such information, knowledge or data to any other person or entity, other than to the Purchaser or its designees.

                (b) The Seller and its principal shareholders agree that the remedy at law for any breach of the provisions of Section 7(a) hereof will be inadequate and that the Purchaser shall be entitled to injunctive relief to compel the Seller or its principal shareholders to perform or refrain from action required or prohibited hereunder.

        8.      Survival of Representations, Warranties, Etc.
                ---------------------------------------------

                (a) All of the representations, warranties, covenants and agreements made by the parties to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

        9.      Indemnification
                ---------------

                (a) The Purchaser shall defend and promptly indemnify the Seller and save the Seller harmless from, against, for and in respect of, and shall pay all damages, losses, obligations, liabilities, claims, encumbrances, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to, any action, investigation, claim or proceeding (all hereinafter collectively referred to as "Losses") suffered, sustained, incurred or required to be paid by the Sellers by reason of any breach or failure of observance or performance of any representation, warranty, covenant, agreement or commitment made by the Purchaser hereunder or relating hereto or as a result of any such representation, warranty, covenant, agreement or commitment being untrue or incorrect in any respect.

                (b) Subject to the provisions of Paragraph 4(z) above, the Seller shall defend and promptly indemnify the Purchaser and save and hold it harmless from, against, for and in respect of, and pay any and all damages, loses, obligations, liabilities, claims, encumbrances, deficiencies, costs and expenses, including without limitation, reasonable attorneys' fees and other costs and expenses incident to, any suit, action, investigation, claim or proceeding (all hereinafter collectively referred to as

"Losses") suffered, sustained, incurred or required to be paid by the Purchaser by reason of any breach or failure of observance or performance of any representation, warranty, covenant, agreement or commitment being untrue or incorrect in any respect, including, but not limited to, any tax liability for the Company or the consolidated group of which it was a member, for all periods prior to October 1, 1996, whether by reason of any audit by any taxing authority or by reason of operations through September 30, 1996. The provisions of Paragraph 4(z) shall not apply to any tax liability of the consolidated group of which the Company is a member in excess of the Company's own share of such liability, subject to IRS audit and review.

         (c) For purposes of this Article 11, the party entitled to indemnification shall be known as the "Injured Party" and the party required to indemnify shall be known as the "Other Party." In the event that the Other Party shall be obligated to the Injured Party pursuant to this Article 11, or in the event that a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Other Party may become obligated to the Injured Party hereunder, the Injured Party shall give prompt written notice to the Other Party of the occurrence of such event. The Other Party agrees to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at the Other Party's own cost and expense. The Injured Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its own choice. In the event that the Other Party fails to timely defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Injured Party shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Other Party, including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof.

    10.  Brokers
         -------

         The Seller and the Purchaser convenant and represent to each other that it had no dealings with any broker or finder in connection with this Agreement or the transactions contemplated hereby and no broker, finder or other person is entitled to receive any broker's commission or finder's fee or similar compensation in connection with any such transaction. Each of the parties agrees to defend, indemnify and hold harmless the other from, against, for and in respect of any and all losses sustained by the other as a result of any liability or obligation to any broker or finder on the basis of any arrangement, agreement or acts made by or on behalf of such other party with any person or persons whatsoever.

      11.  Miscellaneous
           -------------

           (a) This Agreement (including the Schedules which are made a part hereof) constitutes the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in any financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied and, except as may be specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

           (b) Any and all notices or other communications or deliveries required or permitted to be given or made shall be in writing and delivered personally, or sent by certified or registered mail, return receipt requested and postage prepaid or sent by overnight courier service as follows:

                        If to the Purchaser:

                        CG Partners, L.P.
                        c/o J & E Partners, L.P.
                        Suite 214
                        100 Tournament Drive
                        Horsham, PA 19044

                        with a copy to:

                        Dilworth, Paxson, Kalish & Kauffman
                        2600 The Fidelity Building
                        Philadelphia, PA 19109
                        Attn:  Paul W. Baskowsky, Esq.

                        If to the Seller:

                        General Business Forms, Inc.
                        7300 Niles Center Road
                        Skokie, IL 60077
                        Attn:  Richard S. Kuntz

                        with copies to:

                        Shayle P. Fox, Esquire   and   Ronald S. Katch, CPA
                        Fox and Grove                  Suite 103
                        Suite 6200                     191 Waukegan Road
                        311 S. Wacker Drive            Northfield, IL 60093
                        Chicago, IL 60606
or at such other address as any party may specify by notice given to such other party in accordance with this Section 13(b). The date of giving of any such notice shall be the date of hand delivery, two days after the date of the posting of the mail or the date when deposited with the overnight courier.

        (c) No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in writing.

        (d) This Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the State of New Jersey applicable to contracts to be performed entirely within that state, without giving effect to the principles of conflicts of law. The parties hereto agree that any suit or proceeding arising out of this Agreement or the consummation of the transactions contemplated hereby shall be brought only in a Federal or state court located in the City and County of Philadelphia, Pennsylvania; provided, however, that neither party waives its right to request the removal of such action or proceeding from the State court to a Federal court in such jurisdiction. The parties hereto each waive any claim that such jurisdiction is not a convenient forum for any such suit or proceeding and the defense of lack of personal jurisdiction. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement which can be effected without such illegal clause, section or part shall nevertheless continue in full force and effect.

        (e) Except as otherwise provided herein, the Purchaser and the Seller shall each bear their own expenses in connection with this transaction. If this transaction is consummated, the Company shall pay such expenses of the Purchaser.

        (f) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns or heirs and personal representatives; provided, however, that no party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties hereto.

        (g) The headings or captions under sections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or effect any of the provisions of this Agreement.

        (h) Subsequent to the Closing, the Purchaser, the Seller and the Company shall each, at the request of any of the others, furnish, execute and deliver such documents, instruments, certificates, notices and other and further assurances as counsel for the requesting party shall reasonably require as necessary or desirable to effect complete consummation of this Agreement and to carry out the transactions contemplated hereunder.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date and year first above written.

Witness:                                        GENERAL BUSINESS FORMS, INC.


                                                By:
----------------------------                       ----------------------------
                                                        Title


                                                COLOR GRAPHICS, INC.



                                                By:
----------------------------                       ----------------------------
                                                        Title


                                                CG PARTNERS, L.P.

                                                By:
----------------------------                       ----------------------------
                                                        Title


                                                FOR PURPOSES OF SECTION 7
                                                ONLY:


                                                -------------------------------
                                                Richard S. Kuntz


                                                -------------------------------
                                                Lisa Hopson